Exhibit 3.1

ARTICLES OF INCORPORATION
OF
NI HOLDINGS, INC.

FIRST. The name of the Corporation is NI Holdings, Inc. (the “Corporation”)

SECOND. The location and mailing address of the Corporation’s principal executive office and registered office is 1101 1st Avenue North, Fargo, North Dakota 58102. The registered agent at this address is Michael J. Alexander.

THIRD. The Corporation is incorporated under the North Dakota Business Corporation Act, as amended (the “Business Corporation Act”). The purpose of the Corporation is, and it shall have unlimited power to engage in and to do, any lawful act concerning any or all lawful business for which corporations may be incorporated under provisions of the Business Corporation Act.

FOURTH. The term of the Corporation’s existence is perpetual.

FIFTH. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is thirty million (30,000,000) shares, divided into two classes consisting of twenty-five million (25,000,000) shares of common stock, par value $0.01 per share (“Common Stock”) and five million (5,000,000) shares of preferred stock, without par value (“Preferred Stock”). Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of such shares a written notice required by Section 10-19.1-66 of the Business Corporation Act.

SIXTH. The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Business Corporation Act. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

SEVENTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than three (3) nor more than fifteen (15) members in number, as fixed by the board of directors of the Corporation from time to time. The term of office of all directors serving as of the effective date of these Amended and Restated Articles of Incorporation shall expire at the 2024 annual meeting of shareholders, and all directors shall stand for election annually thereafter. ~~The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 2017; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 2018; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2019. After the initial term of each Class, the term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed.~~ If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office, as a director, by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

NINTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights, without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

TENTH. ~~Except as set forth below, the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders of the Corporation are entitled to cast, and if any class of shares is entitled to vote as a separate class, the~~ The affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast by the outstanding shares of such class (or such greater amount as required by the provisions of these Articles of Incorporation establishing such class) shall be required to approve any of the following:

(a) any merger or consolidation of the Corporation with or into any other corporation;

(b) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders;

(c) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of the Corporation to any other corporation, person or entity; or

(d) any transaction similar to, or having similar effect as, any of the foregoing transactions.

An affirmative vote as provided in the foregoing provisions shall be, to the extent permitted by law, in lieu of the vote of the shareholders otherwise required by law.

The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article TENTH, on the basis of information known to the board, if any transaction is similar to, or has an effect similar to, any of the transactions identified above in this Article TENTH. Any such determination shall be conclusive and binding for all purposes of this Article TENTH.

The Corporation may voluntarily completely liquidate and/or dissolve only in accordance with all applicable laws and only if the proposed liquidation and/or dissolution is approved by the affirmative vote of shareholders entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.

The provisions of this Article TENTH shall not apply to any transaction which is approved in advance by at least two-thirds of the members of the board of directors of the Corporation, at a meeting duly called and held.

ELEVENTH.

Subsection 1. Except for Nodak Mutual Group, Inc., no Person or Group Acting in Concert shall Acquire Voting Control of the Corporation, at any time, except in accordance with the provisions of this Article ELEVENTH. The terms “Acquire,” “Voting Control,” “Group Acting in Concert,” and “Person” as used in this Article ELEVENTH are defined in Subsection 4 hereof.

Subsection 2. If Voting Control of the Corporation is acquired in violation of this Article ELEVENTH, all shares with respect to which any Person or Group Acting in Concert has acquired Voting Control in excess of the number of shares the beneficial ownership of which is deemed under Subsection 4 hereof to confer Voting Control of the Corporation (as determined without regard to this Subsection 2) shall be considered from and after the date of acquisition by such Person or Group Acting in Concert to be “excess shares” for purposes of this Article ELEVENTH. All shares deemed to be excess shares shall thereafter no longer be entitled to vote on any matter or to take other shareholder action. If, after giving effect to the first two sentences of this Subsection 2, any Person or Group Acting in Concert still shall be deemed to be in Voting Control of the Corporation based on the number of votes then entitled to be cast (rather than the number of issued and outstanding shares of common stock of the Corporation), then shares held in excess of the number of shares deemed to confer Voting Control upon such Person or Group Acting in Concert also shall not be entitled to vote on any matter or take any other shareholder action, but this subsequent reduction in voting rights shall be effected only once. The provisions of this Subsection 2 deeming shares to be excess shares shall only apply for so long as such shares shall be beneficially owned by such Person or Group Acting in Concert who has acquired Voting Control. Notwithstanding the foregoing, shares held in excess of the number of shares the beneficial ownership of which would otherwise be deemed under Subsection 4 to confer Voting Control of the Corporation shall not be deemed to be excess shares if such shares are held by a Qualified Stock Plan.

Subsection 3. The provisions of this Article ELEVENTH shall be of no further force and effect after the consummation of a transaction in which another Person Acquires shares of capital stock of the Corporation entitled to cast eighty percent (80%) or more of the votes which all shareholders are entitled to cast (as determined without regard to the application of this Article ELEVENTH) and such transaction was approved in advance by two-thirds of the members of the board of directors of the Corporation.

Subsection 4. For purposes of this Article ELEVENTH:

(a) The term “Acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law, or otherwise.

(b) “Voting Control” means the sole or shared power to vote or to direct the voting of, or to dispose or to direct the disposition of, more than ten percent (10%) of the issued and outstanding shares of common stock of the Corporation; provided that (i) the solicitation, holding and voting of proxies obtained by the board of directors of the Corporation pursuant to a solicitation under Regulation 14A of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall not constitute Voting Control, (ii) a Qualified Stock Plan that holds more than ten percent (10%) of the voting shares of the Corporation shall not be deemed to have Voting Control of the Corporation, and (iii) any trustee, member of any administrative committee or employee beneficiary of a Qualified Stock Plan shall not be deemed to have Voting Control of the Corporation either (A) as a result of their control of a Qualified Stock Plan, and/or their beneficial interest in voting shares held by a Qualified Stock Plan, or (B) as a result of the aggregation of both their beneficial interest in voting shares held by a Qualified Stock Plan and voting shares held by such trustee, administrative committee member or employee beneficiary independent of a Qualified Stock Plan.

(c) “Group Acting in Concert” includes Persons (i) knowingly participating in a joint activity or interdependent conscious parallel action toward a common goal whether or not pursuant to an express agreement; or (ii) seeking to combine or pool their voting or other interests in the voting shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise, provided, that a “Group Acting in Concert” shall not include (i) the members of the board of directors of the Corporation solely as a result of their board membership, (ii) the members of the board of directors of the Corporation as a result of their solicitation, holding and voting of proxies obtained by them pursuant to a solicitation subject to rules and regulations promulgated under the Exchange Act or any successor statute or (iii) any member or all the members of the board of directors of the Corporation, and (iv) any Qualified Stock Plan and the trustees, administrative committee members and employee beneficiaries thereof.

(d) The term “Person” includes an individual, a Group Acting in Concert, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an unincorporated organization, or any similar entity, syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Corporation.

(e) The term “Qualified Stock Plan” means any defined benefit plan or defined contribution plan of the Corporation, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan that, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code of 1986, as amended.

Subsection 5. This Article ELEVENTH shall not apply to the purchase of securities of the Corporation by underwriters in connection with a public offering of such securities by the Corporation or by a holder of shares of capital stock of the Corporation with written consent of at least two-thirds of the members of the board of directors of the Corporation; provided, however, that purchasers of securities of the Corporation from any underwriter shall be subject to the provisions of this Article ELEVENTH.

Subsection 6. The board of directors of the Corporation shall have the power and duty to determine, for purposes of this Article ELEVENTH, on the basis of information known to the Board, if and when such other Person has acquired Voting Control of the Corporation, and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified in this Article ELEVENTH. Any such determination shall be conclusive and binding for all purposes of this Article ELEVENTH.

TWELFTH. During any period in which Nodak Mutual Group, Inc. holds at least a majority of the outstanding shares of Common Stock, shareholders may approve by written consent any action that could be taken at a meeting of shareholders of the Corporation, provided that such written consent is executed by shareholders who own of record shares having the right to cast the number of votes required to approve such action at a meeting of shareholders of the Corporation. Except as provided in the first sentence of this Article Twelfth, no action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, and the power of the shareholders of the Corporation to consent in writing to action without a meeting is specifically denied. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

THIRTEENTH. ~~Except as required by applicable law, the authority to make, amend, alter, change or repeal the Bylaws of the Corporation is hereby expressly and solely granted to and vested in the board of directors of the Corporation, subject always to the power of the shareholders to change such action by the affirmative vote of shareholders of the Corporation entitled to cast at least sixty-six and two-thirds percent (66 ⅔%) of the votes which all shareholders are entitled to cast, except that provisions of the Bylaws of the Corporation relating to limitations on directors’ liabilities and indemnification of directors, officers and others may not be amended to increase the exposure to liability for directors or to decrease the indemnification of directors, officers and others except by the affirmative vote of at least sixty-six and two-thirds percent (66 ⅔%) of the entire board of directors or by the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders are entitled to cast.~~ In furtherance and not in limitation of the powers conferred by the laws of the State of North Dakota, the board of directors shall have the power to adopt, amend, or repeal the Bylaws of the Corporation. The Bylaws may be adopted, amended, or repealed by the vote or the consent of shareholders entitled to exercise a majority of the voting power of the Corporation.

FOURTEENTH. The board of directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation with another corporation, (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation (i) the social and economic effects of the proposed transaction on the policyholders, employees, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located, (ii) the business reputation of the other party, and (iii) the board of directors’ evaluation of the then value of the Corporation in a freely negotiated sale and of the future prospects of the Corporation as an independent entity.

FIFTEENTH. If any corporation, person, entity, or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate thirty-five percent (35%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation entitled to vote, such corporation, person, entity or group shall within thirty (30) days thereafter offer to purchase all shares of capital stock of the Corporation issued, outstanding and entitled to vote. Such offer to purchase shall be at a price per share equal to the highest price paid for shares of the respective class or series of capital stock of the Corporation purchased by such corporation, person, entity or group within the preceding twelve (12) months. If such corporation, person, entity or group did not purchase any shares of a particular class or series of capital stock of the Corporation within the preceding twelve (12) months, such offer to purchase shall be at a price per share equal to the fair market value of such class or series of capital stock on the date on which such corporation, person, entity or group becomes the beneficial owner, directly or indirectly, of shares of capital stock of the Corporation having the right to cast in the aggregate twenty-five percent (25%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation. Such offer shall provide that the purchase price for such shares shall be payable in cash.

The provisions of this Article FIFTEENTH shall not apply to Nodak Mutual Group, Inc. and shall not apply to any corporation, person, entity, or group if at least two-thirds of the members of the board of directors of the Corporation approve in advance the acquisition of beneficial ownership by such corporation, person, entity or group, of shares of capital stock of the Corporation having the right to cast in the aggregate thirty-five percent (35%) or more of all votes entitled to be cast by all issued and outstanding shares of capital stock of the Corporation.

SIXTEENTH. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation. ~~; provided, however, that the provisions set forth in Articles SEVENTH through NINETEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least eighty percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast, or (b) the affirmative vote of at least two-thirds of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.~~

SEVENTEENTH. Chapter 10-35 of the North Dakota Century Code (also known as the “North Dakota Publicly Traded Corporations Act”) shall not be applicable to the Corporation.

EIGHTEENTH. A special meeting of the shareholders may be called in accordance with the Business Corporation Act and the Bylaws of the Corporation. ~~of the Corporation may be called only by: (i) the Chief Executive Officer, (ii) the Executive Committee of the Board of Directors, or (iii) two-thirds of the members of the board of directors of the Corporation.~~

NINETEENTH. To the fullest extent permitted by North Dakota law, a Director of this Corporation shall not be personally be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director. Neither the amendment, modification nor repeal of this Article nor the adoption of any provision in these Articles of Incorporation inconsistent with this Article shall adversely affect any right or protection of a Director of the Corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

TWENTIETH. The Board of Directors of the Corporation may take any action that could be taken at a meeting of the Board of Directors by written consent, provided that such consent is executed by the number of directors required to approve such action at a meeting of the Board of Directors.

TWENTY-FIRST. The fiscal year of the Corporation shall begin on January 1 and shall end on December 31 of each year.

TWENTY-SECOND. The name and address of the incorporator is Michael J. Alexander, 1101 1st Avenue North, Fargo, North Dakota 58102.

IN TESTIMONY WHEREOF, the undersigned has signed these Amended and Restated Articles of Incorporation this 24th day of May, 2023.

/s/ Michael J. Alexander
Michael J. Alexander, President and Chief Executive Officer